Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	Frank Elsner, III
Chairman of the Board
717-339-5224
Thomas A. Ritter
President & CEO
717-339-5067

ACNB BANK NAMES

JAMES P. HELT AS PRESIDENT

EFFECTIVE SEPTEMBER 1, 2015

GETTYSBURG, PA, June 22, 2015 -— ACNB Bank, the wholly owned subsidiary of ACNB Corporation announced today that James P. Helt will be promoted to President of the Bank effective September 1, 2015. Thomas A. Ritter will continue to serve as Chief Executive Officer of ACNB Bank, and will continue to serve as President and Chief Executive Officer of ACNB Corporation.

Mr. Helt, age 48, currently serves as Executive Vice President of Banking Services of ACNB Bank, a position he has held since September 2008. In that role, he is responsible for all lending activities, credit administration functions, information systems, facilities, marketing, electronic customer delivery channels and oversight of the retail banking offices. In his role as President of ACNB Bank, he will lead the Bank’s business activities with most of the business functions reporting directly to him.

Speaking on behalf of the board of directors, Chairman Frank “Rusty” Elsner, III stated that, “We are pleased to announce the promotion of James P. Helt to President of ACNB Bank. He has been a valuable part of the ACNB team since he joined the bank in 2008. His promotion to President of the bank was made after careful consideration by the board of directors and is part of ACNB Corporation’s continuing long-term succession planning to ensure that the corporation and bank will have strong, experienced, high quality leadership and management for the future.” Mr. Elsner continued, “It has been a top priority of the board of directors, as part of our ongoing strategic planning, to develop community bank leading breadth and depth of our management team. Jim is an integral part of an outstanding management team that oversees every part of our organization.”

Thomas A. Ritter, President and CEO of ACNB Corporation added, “Over the last few years, ACNB has made significant strides to enhance our management development processes to meet the challenges of 21st century banking. We believe that our culture, our management team, and our business models are poised to continue to deliver long-term value to our shareholders, and to support the future needs of our customers and employees. Mr. Helt has contributed in great measure to our growth and progress since joining ACNB Bank in 2008.”

Prior to joining ACNB Bank, Mr. Helt worked for Susquehanna Bank as Regional President for the Hanover/Adams & York Region during 2007 and 2008. Prior to its acquisition by Susquehanna Bank, Mr. Helt worked for Community Banks as Regional President for the Hanover/Adams Region from March 1997 until November 2007. Mr. Helt is a graduate of Elizabethtown College in 1989, with a B.S. in Finance and Management.

Mr. Helt lives in Penn Township, York County with his wife and their two daughters. His family are members of Trinity United Church of Christ. Mr. Helt is an active member of the local community and has been involved with several organizations including the Rotary Club of Hanover, Hanover Adams Counseling Services, and the Visiting Nurse Association of Hanover & Spring Grove.

ACNB Corporation, headquartered in Gettysburg, PA, is the financial holding company for the wholly-owned subsidiaries of ACNB Bank, Gettysburg, PA, and Russell Insurance Group, Inc., Westminster, MD.  Originally founded in 1857, ACNB Bank serves its marketplace via a network of 21 retail banking offices located in the four southcentral Pennsylvania counties of Adams, Cumberland, Franklin and York.  In addition, the Bank operates a loan office in York, PA.  Russell Insurance Group, Inc.

offers a broad range of commercial and personal insurance lines with licenses in 36 states, including Pennsylvania and Maryland, through offices in Westminster, Carroll County, and Germantown, Montgomery County, MD.  On March 31, 2015, total assets of ACNB Corporation were $1.1 billion.  For more information regarding ACNB Corporation and its subsidiaries, please visit acnb.com.